Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
AeroGrow International Inc.

We consent to the incorporation by reference in the registration statements on Forms SB-2 (Nos. 333-141689 and 333-133180 of AeroGrow International Inc. of our report dated June 8, 2007, with respect to the balance sheets of AeroGrow International Inc. as of March 31, 2007 and 2006, and the related statements of operations, shareholders’ equity and cash flows for the year ended March 31, 2007, the three month period ended March 31, 2006 and the year ended December 31, 2005, which report appears in the March 31, 2007, annual report on Form 10-KSB of AeroGrow International Inc.

/s/ Gordon, Hughes & Banks, LLP

Greenwood Village, CO
June 29, 2007